Exhibit 99.1

For further information contact:

Investor Relations:

James Shields

901.597.6839

James.Shields@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

ServiceMaster Announces Pricing of Senior Unsecured Notes Offering

MEMPHIS, Tenn. – November 3, 2016 – ServiceMaster Global Holdings, Inc. (NYSE: SERV) today announced that its wholly-owned subsidiary, The ServiceMaster Company, LLC (“SvM”), has priced $750 million aggregate principal amount of 5.125% Senior Notes due 2024 (the “Notes”).  SvM intends to use the net proceeds from the offering, together with the anticipated net proceeds of a $1,650 million amended term loan facility maturing 2023, expected to be allocated Friday, November 4, 2016, to fund the refinancing of its existing term loan facility and pay related fees and expenses, with the remainder for general corporate purposes.  The offering is expected to close on November 8, 2016, subject to customary closing conditions.

The Notes will be offered in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to our refinancing plans. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates,” “proposed” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; 401(k) Plan corrective contribution; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.